Exhibit 99.1

BUTLER NATONAL SIGNS SEPARATION AGREEMENT WITH FORMER EXECUTIVE OFFICERS TO REDEEM STOCK

New Century, Kan. – July 26, 2023 - Butler National Corporation (OTCQB: BUKS), a recognized provider of professional management services in the gaming industry and a leader in special mission aircraft modifications, announces a contract to redeem nearly eight percent of its outstanding stock and entry into a separation agreement with former CEO Clark D. Stewart and former President of Aerospace Craig D. Stewart.

Clark Stewart and Craig Stewart have agreed to resign as members of the board of directors in conjunction with entering into a separation agreement with Butler National Corporation, each of the other directors, and with the company’s executive officers. Pursuant to the separation agreements, Clark Stewart and Craig Stewart will each be paid a lump sum severance benefit in lieu of amounts accruing under their employment agreements. Following payment of their severance benefit and effectiveness of their director resignations, which is anticipated to occur July 28, 2023, the size of the board will be reduced from seven directors to five directors.

As part of the separation agreements, Clark Stewart and Craig Stewart have agreed to sell to Butler National Corporation a combined sum of over 5.8 million shares of the corporation’s common stock at a price 73.9 cents per share, which represents approximately 7.9% of shares outstanding before the repurchase. The corporation has also increased the size of its existing stock repurchase program authorized through July 31, 2025, to $9 million, such that approximately $2.6 million will remain available for future redemptions following the transaction with the Stewarts. The stock acquired will be placed in treasury.

“The redemption of a large block of outstanding shares is a positive development that is in the best interest of shareholders,” said Christopher J. Reedy, President and CEO of Butler National Corporation. Mr. Reedy added, “We thank Clark Stewart and Craig Stewart for many years of service to the corporation as executive officers and as directors, but we also look forward to the future. We anticipate sharing our financial results for the fiscal year ending April 30, 2023 in the coming days and are eager to engage with shareholders at our annual meeting planned for October 3, 2023.”

About Butler National Corporation

Butler National Corporation, a 50-year old public stock company, is recognized for its unique aircraft modification products and professional gaming management services.

Butler National through its wholly-owned subsidiaries, BHCMC, LLC and Butler National Service Corporation, manages the Boot Hill Casino & Resort that features over 500 electronic gaming machines, 14 table games, and a 150-seat casual dining restaurant known as Firesides at Boot Hill. The facility now features a DraftKings branded retail sports book.

Butler National manufactures, sells and services support systems for private, commercial and military aircraft through its subsidiaries:  Avcon Industries, Inc., a leading provider of aircraft structural modifications and systems integrations to both commercial and government entities; Butler Avionics, Inc., a FAA-approved repair station specializing in avionics retrofits, overhauls, manufacturing and repair; and Butler National Corporation – Tempe, a manufacturer of electronic controls and cabling.

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For more information, contact: Melinda Tiemeyer, Public Relations mtiemeyer@parriscommunications.com 816-721-1000	For investor information, contact: David Drewitz, Investor Relations david@creativeoptionscommunications.com 972-814-5723